PRESS RELEASE

GS FINANCIAL CORP. DECLARES DIVIDEND

(NASDAQ: "GSLA")

Metairie, Louisiana, October 18, 2006

Metairie, Louisiana - Albert J. Zahn, Jr., Chairman of the Board of Directors of GS Financial Corp. (Nasdaq: "GSLA"), holding company for Guaranty Savings Bank, announced that the Board of Directors, at its meeting on October 17, 2006, declared a quarterly cash dividend of $.10 per share. The dividend is payable to shareholders of record as of October 30, 2006 and will be paid on November 14, 2006.

GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings Bank, a Louisiana chartered savings association, in the metropolitan New Orleans area.

Contact: Stephen E. Wessel or Lettie Moll

(504) 457-6220